G) The Available Cash Collateral Amount as of the close of business on the preceding Distribution Date (after
giving effect to any withdrawal from the Collateral Account) was equal to                                            9,456,264.78
                                                                                                                ------------------

H) The Required Cash Collateral Amount as of the close of business on the upcoming Distribution Date, after giving effect to any withdrawal from the Cash Collateral Account and payments to the Class C Interest Holder
on such Distribution Date, will be equal to                                                                          9,456,264.78
                                                                                                                ------------------



                                                                   Page 26 of 40